Exhibit 10.39

COLLATERAL AGENCY AGREEMENT

THIS COLLATERAL AGENCY AGREEMENT (this “Agreement”) is made effective as of October 19, 2018, between DELAWARE TRUST COMPANY, a Delaware corporation (the “Collateral Agent”), APPLIED DNA SCIENCES, INC., a Delaware corporation (the “Issuer”), APDN (B.V.I.) INC., a corporation organized under the laws of the British Virgin Islands (“APDN (B.V.I.”), collectively with the Issuer, the “Debtors”), and each of the investors listed on Schedule 1 attached hereto (each a “Buyer” and collectively, the “Buyers”).

WITNESSETH:

WHEREAS, the Borrower and the Buyers are parties to that certain Securities Purchase Agreement dated as of August 31, 2018 (the “Securities Purchase Agreement”) and certain other agreements, documents and instruments executed and delivered in connection therewith (together with the Securities Purchase Agreement and this Agreement, collectively, the “Transaction Documents”), pursuant to which the Grantor shall be required to sell, and the Buyers shall purchase or have rights to purchase, on a several and not joint basis, the principal amount of the Notes issued pursuant thereto (as such Notes may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Notes”).

WHEREAS, the obligations of the Debtors under the Transaction Documents, including all fees, commissions, expense reimbursements, indemnifications and all other amounts due or to become due under this Agreement, are secured by all of the Debtors’ existing and future personal property (the “Collateral”) as more fully described in (i) the Security Agreement and the Guaranty and Security Agreement, each dated as of the date hereof by each Debtor in favor of the Collateral Agent (collectively, the “Security Agreements”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Security Agreements) and (ii) the Intellectual Property Security Agreement(s) by Debtors in favor of the Collateral Agent (collectively with the Security Agreements, the “Collateral Documents”).

WHEREAS, for the orderly administration of the Collateral, the Buyers desire to utilize and appoint the Collateral Agent, and the Collateral Agent has agreed to accept such appointment, as the Buyers’ representative and agent under the Collateral Documents to take certain actions from time to time in connection with the Collateral, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

Section 1. Appointment of Collateral Agent; Financing Statements.

(a)       Notwithstanding anything to the contrary in the other Transaction Documents to the contrary, including but not limited to Section 4(d) of the Securities Purchase Agreement, on the terms and subject to the conditions set forth herein, each Buyer hereby appoints the Collateral Agent, and the Collateral Agent hereby accepts such appointment, to (i) serve as the Secured Parties’ representative and agent for purposes of filing financing statements against each Debtor with respect to the Collateral, including by listing the Collateral Agent as secured party of record thereon (as such term is used in the UCC), and the Collateral Agent agrees that, in such capacity, the Collateral Agent shall be the representative of the Secured Parties for purposes of satisfying the requirements of Section 9-502(a)(2) of the UCC, whether or not the Collateral Agent is indicated in any such financing statement as acting in its capacity as a representative and agent of the Secured Parties (as contemplated under Section 9-503(d) of the UCC), (ii) serve as the Secured Parties’ representative and agent for purposes of satisfying the requirements of Section 9.104(a)(3) of the UCC, and (iii) take such other action or actions as the Collateral Agent may be directed in writing from time to time by the Buyers to create, perfect, preserve or maintain the Secured Parties’ security interest in the Collateral or enforce any and all rights and remedies, in whole or in part, available to the Secured Parties under the Collateral Documents with respect to the Collateral. In furtherance of the foregoing, the Collateral Agent hereby agrees to promptly take any other action (x) required or directed in writing by the Buyers from time to time in order to maintain the perfection of, and preserve or protect, the Secured Parties’ security interests in the Collateral, (y) necessary in any bankruptcy or insolvency proceeding with respect to any Debtor to evidence the appointment of the Collateral Agent hereunder and the perfection, preservation and maintenance of the Collateral in favor of the Secured Parties or (z) permitted or required to be taken by a secured party of record under the UCC and directed in writing by the Buyers from time to time in order to carry out more effectively the purposes of this Agreement.

(b)       The Collateral Agent further agrees that (i) the Buyers shall, and are hereby authorized to, file all initial financing statements against each Debtor with respect to the Collateral, which financing statements shall list the Collateral Agent as secured party of record thereon, and (ii) it will not amend, nor will it consent the amendment of, any financing statements filed against any Debtor with respect to the Collateral without the prior written consent of the Buyers (not to be unreasonably withheld, conditioned or delayed).

(c)       The Collateral Agent shall have no liability under, and no duty to inquire as to the provisions of, any agreement other than this Agreement and the Collateral Documents (provided that in the case of any conflict between this Agreement and the Collateral Documents or any other Transaction Document, the terms of this Agreement shall control). The Collateral Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties except to the extent directly or indirectly caused by the gross negligence or willful misconduct of the Collateral Agent, as finally adjudicated by a court of competent jurisdiction, or the Collateral Agent’s taking of any action in violation of this Agreement. The Collateral Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Collateral Agent shall not be liable for any action taken or omitted by it in good faith except to the extent directly or indirectly caused by the gross negligence or willful misconduct of the Collateral Agent, as finally adjudicated by a court of competent jurisdiction, or the Collateral Agent’s taking of any action in violation of this Agreement. The Collateral Agent shall have no liability for assets lost or damaged while being delivered to the Collateral Agent except to the extent directly or indirectly caused by the gross negligence or willful misconduct of the Collateral Agent, as finally adjudicated by a court of competent jurisdiction, or the Collateral Agent’s taking of any action in violation of this Agreement. The Collateral Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. Anything in this Agreement to the contrary notwithstanding, in no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)       The provisions of this Section 1 and Section 7 below are solely for the benefit of the Buyers and the Collateral Agent, and the Debtors shall not have any rights as third party beneficiaries or otherwise of any of the provisions hereof. In performing its functions and duties under the this Agreement and the Collateral Documents, the Collateral Agent shall act solely as an agent of the Secured Parties and does not assume, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with the Debtors. Notwithstanding any other provisions hereof or of any provision of the Collateral Documents, the Collateral Agent shall not have or be deemed to have any fiduciary relationship with the Buyers, the Debtors or any other person or entity, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Collateral Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement or the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.

Section 2. Notice by Collateral Agent of Certain Events; Continuation Statements.

(a)       The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default unless the Collateral Agent has received a copy of a notice thereof from a Buyer referring to this Agreement and describing such default.

(b)       The Collateral Agent shall promptly notify the Buyers in writing whenever the Collateral Agent receives notice, including any notices received under or in connection with the UCC, that (i) any security interest (other than the security interests of the Buyers under the Collateral Documents) has been placed, or attempted to be placed, on any Collateral, including any inquiries in respect of any financing statements listing the Collateral Agent as secured party of record thereunder, or (ii) the attachment or perfection of Buyers’ security interest in the Collateral shall have been challenged. The Collateral Agent shall also promptly notify the Buyers in writing that any financing statement filed against any Debtor with respect to the Collateral which lists the Collateral Agent as secured party of record thereon (each, an “Expiring Financing Statement”) shall be expiring, and such notice shall be provided by the Collateral Agent no earlier than six months and no later than three months prior to each such expiration (each, an “Expiration Notice”). If the Collateral Agent shall not have received further instruction from the Buyers within 10 business days following the date on which the Collateral Agent sent an Expiration Notice with respect to an Expiring Financing Statement, the Collateral Agent shall be, and hereby is, authorized to file, in the appropriate filing office, a continuation statement with respect to such Expiring Financing Statement and shall provide evidence of the same to the Buyers.

Section 3. Representations and Warranties. Each party hereto hereby represents and warrants to the other parties hereto as of the date hereof that:

(a)       it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)       it has the full power and authority to execute, deliver and perform this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement;

(c)       the execution, delivery and performance by it of this Agreement does not violate any provision of its corporate governance documents; and

(d)       this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4. Term; Termination. This Agreement shall remain in full force and effect until its termination in accordance with this Section 4. The Buyers (by a vote of the majority of the holders of a majority of the outstanding principal of the Notes) may, in their sole discretion, terminate this Agreement and remove the Collateral Agent from its appointment hereunder at any time by giving the Collateral Agent and the Debtors at least thirty (30) days’ prior written notice. The Collateral Agent may terminate this Agreement, and resign from its appointment hereunder, by giving the Buyers at least thirty (30) days’ prior written notice. If the Collateral Agent at any time shall resign, the Buyers shall (by a vote of the holders of a majority of the outstanding principal of the Notes), within ten (10) days after such notice, appoint a successor Collateral Agent which shall thereupon become the Collateral Agent hereunder and under the Security Document. If no successor Collateral Agent shall have been so appointed, and shall have accepted such appointment, within the above time frame the retiring Collateral Agent may (but shall not be obligated to) appoint a successor. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall be entitled to receive from the retiring Collateral Agent such documents of transfer and assignment as such successor Collateral Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Collateral Agent. Regardless of whether any such successor has been appointed and accepted such appointment, the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement following the expiration of such thirty (30) day notice period. After the effective date of any retiring Collateral Agent’s resignation hereunder as collateral agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

Section 5. Fees. The Debtors jointly and severally agree to pay to the Collateral Agent, upon execution of this Agreement and from time to time thereafter, reasonable compensation for the services to be rendered hereunder, which, unless otherwise agreed in writing, shall be as described on Schedule 2 attached hereto. In addition, all reasonable and documented out-of-pocket expenses, fees and disbursements (including reasonable and documented attorneys’ fees and expenses, court costs and related expenses) in connection with (a) the negotiation and administration of this Agreement and (b) the enforcement or protection of its rights in connection with this Agreement and the Collateral Documents (including any expenses incurred as a result of any workout, restructuring or negotiations), shall be billed to the Debtors and payable promptly on demand.

Section 6. Indemnity. The Debtors jointly and severally agree to indemnify, defend and hold harmless the Collateral Agent and its directors, officers, agents and employees (collectively, the “Indemnified Parties”) from all loss, liability or expense (including attorneys’ fees and expenses, court costs and other expenses) arising out of or in connection with the Collateral Agent’s execution and performance of this Agreement, including any Indemnified Party’s following of any instructions or other directions from the Buyers with respect to the appointment of the Collateral Agent under this Agreement, except, in each case, to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of any Indemnified Party, as finally adjudicated by a court of competent jurisdiction, or any Indemnified Party’s taking of any action in violation of this Agreement. The parties hereto acknowledge that the foregoing indemnities shall survive the termination of this Agreement.

Section 7. Concerning the Collateral Agent.

(a)       Each Buyer acknowledges and agrees that (i) the duties, responsibilities and obligations of the Collateral Agent shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Collateral Agent shall not be responsible for any of the agreements referred to or described herein, or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, except, in each case, the Collateral Documents, (iii) the Collateral Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, and (iv) the Collateral Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or additional liability unless it shall have been furnished with indemnification and security which it deems, in its sole, reasonable and absolute discretion, to be satisfactory. Except as expressly set forth herein, the Buyers shall have and retain the sole power and authority to exercise any and all powers and rights with respect to the Collateral.

(b)       The Collateral Agent shall be under no duty to afford the assets in the Collateral any greater degree of care than it gives its own similar property. The Collateral Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction, or the Collateral Agent’s taking of any action in violation of this Agreement.

(c)       Notwithstanding any other provision of the Agreement, the Collateral Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, or (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or sub-custodians.

(d)       All instructions, directions and notices to the Collateral Agent under this Agreement shall be delivered to the Collateral Agent in writing. In the event the Collateral Agent receives conflicting instructions hereunder or under any of the Collateral Documents, the Collateral Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of the Collateral Agent.

(e)       Notwithstanding anything else to the contrary herein or in any other agreement (including the Transaction Documents), any reference to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, direction, advice or concurrence of the Buyers as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(f)       The Collateral Agent acknowledges that it has, independently and without reliance upon the Buyers, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into to this Agreement and the Collateral Documents. The Collateral Agent also acknowledges that it will, independently and without reliance upon the Buyers, and based on such documents and information as it shall from time to time deem appropriate, make its own credit analysis and decision as to whether it will continue to be party to this Agreement and the Collateral Documents.

(g)       Unless otherwise provided in this Agreement, wherever this Agreement or the Collateral Documents requires or provides for the consent, direction, instructions or waiver of the Collateral Agent or for an act or thing to be done in a manner or to be satisfactory to the Collateral Agent, the Collateral Agent shall act hereunder and thereunder with the written consent of or under the written instructions or written direction of the Buyers.

(h)       The Collateral Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person or entity purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Collateral Agent may consult with counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Collateral Agent shall not be liable to the Debtors or the Buyers for any recitals or warranties herein or in the Collateral Documents, nor for the effectiveness, enforceability, validity or due execution of the Collateral Documents or any other agreement, document or instrument, nor to make any inquiry respecting the performance by any party of their respective obligations thereunder. Any such inquiry which may be made by the Collateral Agent shall not obligate it to make any further inquiry or to take any action.

Section 8. Collateral Proceeds.

(a)       Except as provided by law, the security interests in the Collateral shall be for the ratable benefit of the Secured Parties, shall rank equally in priority, none being senior or subordinate to any other. No Secured Party shall contest the validity, perfection, priority or enforceability of the lien of any other Secured Party in the Collateral. Each Buyer, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral under the Transaction Documents, pursuant to applicable law or otherwise.

(b)       Any payment or distribution of assets of any Debtor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of any Debtor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings (each such payment, distribution and/or amount, together with any other amounts or proceeds of Collateral, is hereafter referred to as “Collateral Proceeds”) received by any Secured Party shall be held in trust for the benefit of all of Secured Parties and shall be immediately delivered to the Collateral Agent in the amount and form received. All Collateral Proceeds shall be apportioned, paid over or delivered by the Collateral Agent as follows: first, to the Collateral Agent for the payment or reimbursement of any expenses and fees of, or any other amount payable to, the Collateral Agent hereunder or under the Transaction Documents, and next, among the Buyers on a pro rata basis to each in accordance with the outstanding Secured Obligations to each of the Buyers.

Section 9. Miscellaneous.

(a)        Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to principles of conflicts of laws.

(b)        Severability. In the event that any condition, covenant or other provision contained herein is held by a court of competent jurisdiction to be invalid or void, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision contained herein. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such shall be deemed valid to the extent of the scope or breadth permitted by law.

(c)        Entire Agreement; No Modification. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto. No modification or amendment of this Agreement shall be effective except by a written instrument signed by all parties hereto.

(d)        Successors and Assigns. This Agreement shall be binding upon the permitted successors and assigns of the parties hereto. The Collateral Agent shall not have the right to assign its rights hereunder without the prior written consent of the Buyers, except that any corporation or association into which the Collateral Agent may be merged or converted, or with which it may be consolidated, shall become the “Collateral Agent” hereunder so long as the Collateral Agent provides advance written notice to the Buyers at least 10 business days prior to such merger, conversion or consolidation.

(e)       Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts and by facsimile or other electronic signature, each of which counterparts when so executed shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

(f)        Jury Trial Waiver. EACH PARTY HERETO, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

(g)       Confidentiality. Each party hereto agrees that the existence and contents of this Agreement, all other information and documents provided to the Collateral Agent in connection herewith, and the existence of the relationship between the Buyers and the Collateral Agent, and any services provided by the Collateral Agent in connection therewith, are and shall remain confidential and shall not be disclosed to any third party, except for such information (i) as may become generally available to the public by filing of UCC-1 financing statements or otherwise, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation, arbitration, administrative or similar proceeding, or to comply with any applicable law, order, regulation, ruling, request from governmental regulators, and provided that, if possible, notice of such disclosure is provided to the other party prior thereto, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other party in making such disclosure, or (iv) as may be furnished to that party’s affiliates, or its affiliates’ auditors, attorneys, advisors, lenders and credit rating agencies which are required to keep the information that is disclosed in confidence. Without limiting the foregoing, upon the Collateral Agent’s receipt of an inquiry from a third party regarding any financing statements of record against any Debtor with respect to the Collateral listing the Collateral Agent as secured party of record thereon, the Collateral Agent shall promptly provide notice of the same to the Buyers, and shall only respond to such inquiry in accordance with instructions provided by the Buyers.

(h)       Notices. All notices hereunder shall be in writing and delivered to each party at the address set forth for such party on the signature pages hereto.

(i)        Conflicts. In the case of any conflict between this Agreement and any other Transaction Document, including but not limited to Section 4(d) of the Securities Purchase Agreement, the terms of this Agreement shall control.

Section 10. Extension and Post-Closing Obligation.

(a)      Extension. The Buyers and the Company hereby agree to extend all delivery dates set forth in the Securities Purchase Agreement for the granting of liens securing of the Notes and the perfection of the security interests contemplated therein for completion within a period of thirty (30) days from the date hereof, as such period may be extended by the Collateral Agent, in its reasonable discretion; provided, however, that, all of the Buyers may agree in writing to instruct the Collateral Agent not to perfect its security interest, for the benefit of the Secured Parties, in certain types of Collateral if, in the reasonable judgment of all the Buyers, the expense or process for achieving such perfection is determined to be unduly burdensome.

(b)       Post-closing Obligation. The Issuer hereby agrees to deliver to the Collateral Agent a certificate of good standing issued by the appropriate authority under the laws of the British Virgin Islands, in substance reasonably satisfactory to the Collateral Agent, by no later than thirty (30) days after the date hereof, as such period may be extended by the Collateral Agent, in its reasonable discretion.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the date first above stated.

COLLATERAL AGENT:

DELAWARE TRUST COMPANY

By:	/s/ Alan R. Halpern
Print Name:	Alan R. Halpern
Title:	Vice President

Address for notices:

Delaware Trust Company
251 Little Falls Dr.
Wilmington, DE 19808
Attention: Corporate Trust Administration
Fax: 302-636-8666
E-mail: trust@delawaretrust.com

with a copy to:

Miles & Stockbridge, P.C.
1500 K Street, NW, Suite 800
Washington, DC 20005
Attention: Abbey M. Ruby
E-mail: aruby@milesstockbridge.com

BUYERS:

By:	/s/ James A. Hayward
Print Name: James A. Hayward

By:	/s/ Judith Murrah
Print Name: Judith Murrah

By:	/s/ Yavoc Shamash
Print Name: Yavoc Shamash

By:	/s/ Robert Catell
Print Name: Robert Catell

By:	/s/ Elizabeth Schmalz Ferguson
Print Name: Elizabeth Schmalz Ferguson

By:	/s/ Gregg Baldwin
Print Name: Gregg Baldwin

By:	/s/ William Montgomery
Print Name: William Montgomery

By:	/s/ Johnette van Eeden
Print Name: Johnette van Eeden

By:	/s/ John Cartier
Print Name: John Cartier

BUYERS (continued)

Delabarta II

By:	/s/ John F. Bitzer III
Print Name: John F. Bitzer III
Title: President

The Rodgers Living Trust Dated April 7, 1995

By:	/s/ Jay D. Rodgers
Print Name: Jay D. Rodgers
Title: Trustee

Addresses for Notices:

See Schedule 1 attached hereto

DEBTORS:

APPLIED DNA SCIENCES, INC.

By:	/s/ Beth Jantzen
Print Name: Beth Jantzen, CPA
Title: Chief Financial Officer

APDN (B.V.I.) INC.

By:	/s/ James A. Hayward
Print Name: James A. Hayward
Title: Authorized Signatory

Address for notices:

50 Health Sciences Drive
Stony Brook, NY 11790
Attn: Beth Jantzen, CPA
Facsimile: 631-240-8900

with a copy to:

Pepper Hamilton LLP
The New York Times Building
37th Floor
620 Eighth Avenue
New York, NY 10018-1405
Attention: Merrill M. Kraines
E-mail: krainesm@pepperlaw.com

SCHEDULE 1

SCHEDULE OF BUYERS

Buyer	Address for Notices
James A. Hayward	1 Emmet Drive, Stony Brook, NY 11790
Judith Murrah	8 Old Post Lane, Saint James, NY 11780
Delabarta II	c/o Delaware Corporate Management, 1105 North Market Street, Suite 1300, Wilmington, DE 19801
Yavoc Shamash	7 Quaker Hill Road, Stony Brook, NY 11790
Robert Catell	62 Osborne Road, Garden City, NY 11530
Elizabeth Schmalz Ferguson	101 Jersey Avenue, Spring Lake, NJ 07762
The Rodgers Living Trust Dated April 7, 1995	1277 Porter Road, Flower Mound, TX 75022
Gregg Baldwin	3391 Ichabod Way, The Villages, FL 32163
William Montgomery	34211 Seavey Loop Road, Eugene, OR 97405
Johnette van Eeden	451 Westpark Way, Suite 5, Euless, TX 76040
John Cartier	P.O. Box East Hampton, NY 11937

SCHEDULE 2

FEE SCHEDULE

Initial Set Up Fee: $2,500, payable upon execution of this Agreement (which fee shall be fully earned and non-refundable upon payment)

Annual Fee: $7,500, payable annually in advance on the date of this Agreement and on each anniversary of the date of this Agreement (which fee shall be fully earned and non-refundable upon payment)